    As filed with the Securities and Exchange Commission on January 21, 1999
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ---------------------------------

                          WATSON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

             NEVADA                                     95-3872914
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                                311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        ---------------------------------


                                ROBERT C. FUNSTEN
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          WATSON PHARMACEUTICALS, INC.
                                311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:


                             MICHEL J. FELDMAN, ESQ.
                               STEVE CURTIS, ESQ.
                              D'ANCONA & PFLAUM LLC
                          111 E. WACKER DR., STE. 2800
                             CHICAGO, IL 60601-4205
                                 (312) 602-2000

                        ---------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after the effective date of this
                       Registration Statement on Form S-3

                        ---------------------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                                      Proposed          Proposed
        Title of                 Amount               maximum           maximum            Amount of
        securities to            to be                offering price    aggregate          registration
        be registered            registered           per share         offering price     fee
----------------------------------------------------------------------------------------------------------
        common stock
        ($0.0033 par value)      55,587(1)            $ 34.54(2)        $1,920,071         $534.00(3)

        Total Registration Fee:                                                            $534.00

                        ---------------------------------

        (1) The number of shares set forth to be registered corresponds to the aggregate number of shares of common stock of TheraTech, Inc. ("TheraTech") which could be purchased upon exercise of all options issued under the TheraTech, Inc. 1992 Amended and Restated Directors' Stock Option Plan. These options when granted were to be exercisable for shares of TheraTech common stock. Pursuant to an Agreement and Plan of Merger dated as of October 23, 1998 (the "Merger Agreement"), these options have been converted to the right to acquire 55,587 shares of Watson Pharmaceuticals, Inc. ("Watson" or "Registrant" or "Company") common stock.

        (2) Represents the weighted average exercise price of options granted under the Plan, as adjusted to reflect the Exchange Ratio in the Merger Agreement. Actual exercise prices range from $22.53 to $42.25 per share.

        (3) Registration Fee computed pursuant to Rule 457(h)(1)

                        ---------------------------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


              INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

        This Registration Statement relates to the shares of the Registrant's Common Stock issuable upon exercise of the TheraTech options described herein. The Registrant has already filed a Registration Statement on Form S-8 relating to shares of the Registrant's Common Stock issuable upon exercise of the stock options held by officers, consultants, and employees of TheraTech which are eligible to be registered on Form S-8.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  PRELIMINARY PROSPECTUS DATED JANUARY 21, 1999

                              SUBJECT TO COMPLETION

                                   PROSPECTUS

                                  55,587 SHARES
                          WATSON PHARMACEUTICALS, INC.
                        COMMON STOCK ($0.0033 PAR VALUE)


        On January 15, 1999 (the "Effective Time"), a subsidiary of Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson" or the "Company"), merged with TheraTech, Inc., a Delaware corporation ("TheraTech"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 23, 1998, (the "Merger"). As a result of the Merger, TheraTech became a wholly owned subsidiary of Watson, and each share of TheraTech common stock outstanding at the Effective Time was converted into the right to receive approximately 0.2663 of a share of Watson Common Stock. As a further result of the Merger, certain options previously exercisable for TheraTech common stock are now exercisable for Watson common stock, par value $0.0033 per share ("Common Stock").

        This Prospectus relates to up to 55,587 shares of Watson Common Stock that may be issued upon exercise of options issued under the TheraTech, Inc. 1992 Amended and Restated Directors' Stock Option Plan ("Directors' Plan").

        See "DESCRIPTION OF OPTIONS" below for a description of the options.

        The Company's Common Stock is traded on the New York Stock Exchange under the symbol "WPI." On January 20, 1999, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $56.13 per share.

                              ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

            The date of this Prospectus is __________________, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

        Information regarding Watson and TheraTech, including historical financial statements and detailed descriptions of the business of Watson is included in documents other than this Prospectus. Watson files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, statements or other information about Watson on file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also find Watson's and TheraTech's Securities and Exchange Commission filings through commercial document retrieval services and the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. You may find additional information about Watson via its website: http://www.watsonpharm.com. Information in the Company's web site is intended to be timely and accurate; however, there can be no assurance that this is the case. Such information is expressly excluded from this Prospectus.

        The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") with respect to the shares of the Company's Common Stock to be issued pursuant to this Prospectus. This document is a part of that Registration Statement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each circumstance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or incorporated by reference. Each such statement is qualified in all respects by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This Prospectus may refer you to information about Watson located in other documents. The information in those documents, which are identified below, is specifically deemed to be part of this Prospectus and to have been delivered to you in connection with making your decision to vote on the merger. You can obtain a free copy of these and other documents on the Securities Exchange Commission's Web site or, free of charge, by writing, calling or faxing:

        Attention:  Ms. Sara Swee
        Director Of Corporate Communications.
        Watson Pharmaceuticals, Inc.
        311 Bonnie Circle
        Corona, California 91720
        Tel:  (909) 270-1400
        Fax: (909) 270-1429

        The following documents filed with the Commission are incorporated by reference herein:

        1. Annual Report of the Company on Form 10-K for the year ended December 31, 1997, as amended.

        2. The Registrant's quarterly reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended.

        3. Current Reports of the Company on Form 8-K dated February 28, 1998, April 30, 1998, May 13, 1998 and November 18, 1998.

        4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated April 3, 1992.

        You should also consider as a part of this document all documents that Watson files under the Securities Exchange Act of 1934, as amended, after the date of this Prospectus but prior to the termination of the offering made by this Prospectus. If any document Watson files under the Securities Exchange Act of 1934 changes in any way a statement made in any earlier document, including this document, you should consider the most recently reported information to be the correct information, rendering the earlier statements invalid to the extent they are modified.

        You should only rely on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with different information. You should only consider this Prospectus an offer to purchase the securities discussed in this Prospectus if it is lawful in the jurisdiction in which you reside. Although we believe we have provided you with all of the information which would be helpful to you in your decision to acquire shares of Common Stock, it is possible that after we have delivered this Prospectus to you events may occur at Watson which might affect your decision and or the value of Common Stock.

                          INFORMATION REGARDING WATSON

        Watson is a fully integrated pharmaceutical company engaged in the research and development, production, marketing and distribution of off-patent and branded pharmaceutical products.

        Watson has made significant recent acquisitions of businesses, products and technologies. During 1997, Watson acquired Royce Laboratories, Inc., a developer and manufacturer of off-patent pharmaceutical products, and Oclassen Pharmaceuticals, Inc., a developer and marketer of dermatology products. Watson acquired The Rugby Group, Inc., a developer and marketer of off-patent pharmaceutical products, in February 1998. Watson also made several product acquisitions during 1997 and 1998, including the acquisition of certain oral contraceptive products from G.D. Searle & Co. and the acquisition of an anti-hypertensive product from Rhone-Poulenc Rorer. Watson continues regularly to review potential opportunities to acquire or invest in other technologies, products or product rights and businesses compatible with its existing business.

        Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720. Its telephone number is (909) 270-1400.

                                  RISK FACTORS

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You should be aware that any such statements are projections or estimates as to future events, which may or may not occur. In addition to the other information in this Prospectus, you should carefully consider the following risk factors.

DIFFICULTIES INTEGRATING THE BUSINESSES OF WATSON AND THERATECH

        The merger of Watson and TheraTech involves the integration of two companies that have previously operated independently. Watson and TheraTech may encounter difficulties in integrating their businesses, which could have a material adverse effect on the operating results or financial condition of the combined company's business. Watson or TheraTech may experience disruption in its business or employee base as a result of uncertainty following the merger and during the integration process. There is also a risk that key employees of TheraTech may seek employment elsewhere, including with competitors. Furthermore, the operations, management and personnel of the two companies may not be compatible, and Watson or TheraTech may also experience the loss of key personnel for that reason. We also cannot assure you that the companies will be able to successfully blend their products and technology to create the advantages which the TheraTech merger is intended to create. Further, there may be overlap between the products or customers of Watson and TheraTech which may create conflicts in relationships or other commitments detrimental to the integrated businesses.

DEPENDENCE ON PRODUCT DEVELOPMENT AND COMMERCIALIZATION

        Watson's future results of operations will depend to a significant extent upon its ability to successfully commercialize new proprietary and off-patent pharmaceutical products in a timely manner. As a result, new products must be continually developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals. Products of Watson currently in development may or may not receive the regulatory approvals necessary for marketing by Watson or other third-party partners. Furthermore, the development and commercialization process is time-consuming and costly, and we cannot assure you that any of Watson's products, if and when developed and approved, can be successfully commercialized. Risk particularly exists with respect to the development of proprietary products, because of the uncertainties and higher costs associated with research and development of such products and the unproven market acceptability of such products. Delays or unanticipated costs in any part of the process or the inability of Watson to obtain regulatory approval for its products, including failure to maintain its manufacturing facilities in compliance with all applicable regulatory requirements, could adversely affect Watson's operating results.

EFFECT OF FUTURE TRANSACTIONS ON WATSON'S BUSINESS OR STOCK PRICE IS UNCERTAIN

        Watson regularly reviews potential transactions related to technologies, products or product rights and businesses complementary to its business. Such transactions could include mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, Watson may choose to enter into such transactions at any time. The impact of transactions on the market price of a company's stock is often uncertain, but may cause substantial fluctuations to the market price. Consequently, you should be aware that any announcement of any such transaction could have a material adverse effect upon the market price of Watson's common stock. Moreover, depending upon the nature of any transaction, Watson may experience a charge to earnings, which could be material, and possibly have an adverse impact upon the market price of Watson common stock. In connection with the TheraTech merger, Watson expects to record merger expenses of approximately $20 million. In addition, any such transaction could be disruptive to the management of Watson, and any such disruption could also have a material adverse effect on its business or financial condition.

WATSON'S BUSINESS IS AFFECTED BY GOVERNMENT REGULATION

        All pharmaceutical manufacturers are subject to extensive, complex, costly and evolving governmental regulations and restrictions administered by the Federal Food and Drug Administration ("FDA"), other federal and state agencies, and numerous governmental authorities in other countries. Moreover, Watson and certain of its vendors are subject to the periodic inspection of their facilities and operations and/or the testing of their products by the FDA, the U.S. Drug Enforcement Agency ("DEA"), the U.S. Environmental Protection Agency ("EPA") and similar state, local and foreign regulatory authorities. Each of these organizations conducts periodic inspections to confirm continued compliance with its regulations. Failure to comply with any of these regulations could result in fines, unanticipated compliance expenditures, interruption of production and criminal prosecution. Although Watson has instituted internal compliance programs, we cannot assure you that such programs will meet regulatory agency standards and that any lack of compliance will not have a material adverse effect on Watson.

        In recent years, the process for obtaining governmental approval to market pharmaceutical products has become more rigorous, time-consuming and costly, and Watson cannot predict the extent to which it may be affected by legislative and regulatory developments. Watson is dependent on receiving FDA and other governmental approvals prior to marketing and shipping its products. Consequently, there is always the chance that the FDA or other applicable agency will not approve products, or that the rate, timing and cost of such approvals will adversely affect Watson's product introduction plans or results of operations. The Uruguay Round Agreements Act ("URAA"), which became effective June 8, 1994, lengthens the term of existing and future patents by changing the patent term to the longer of 17 years from the date of patent grant or 20 years from the date of patent application. These URAA changes could postpone approval eligibility of some products.

INDUSTRY IS COMPETITIVE

        The pharmaceutical industry is intensely competitive. Watson's competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug delivery systems. Such competitors include the major brand name and off-patent manufacturers of pharmaceuticals, especially those doing business in the United States. Many competitors have been in business for a longer period of time than Watson, have a greater number of products on the market and have greater financial and other resources. Newly introduced off- patent products with limited or no off-patent competition are typically sold at higher selling prices, often resulting in increased gross profit margins. As competition from other manufacturers intensifies, selling prices typically decline. Consequently, the maintenance of profitable operations will depend, in part, on Watson's ability to maintain efficient production capabilities and to develop and introduce new products in a timely and cost-effective manner. It is possible that developments by others will make Watson's products or technologies noncompetitive or obsolete.

WATSON IS DEPENDENT ON KEY PERSONNEL

        The success of Watson's present and future operations will depend, to a great extent, upon the experience, abilities and continued services of certain executive officers of Watson, including Allen Chao, Ph.D. The loss of the services of any of these officers could have a material adverse effect on the combined company. Watson has entered into employment agreements with certain of its executive officers, including Dr. Chao and Dinesh C. Patel, Ph.D. Watson does not carry key-man life insurance on any of its officers. Watson's success also will depend upon its ability to attract and retain other highly qualified scientific, managerial, sales and manufacturing personnel. However, there is a risk of departure of employees due to certain factors, including factors relating to the integration process following the TheraTech merger, and such departures may occur with respect to the combined company. Competition for such personnel is intense. In this respect, Watson competes with numerous pharmaceutical and healthcare companies, as well as universities and nonprofit research organizations. We cannot assure you that Watson will continue to attract and retain qualified personnel.

POTENTIAL VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

        The market prices for securities of companies engaged primarily in pharmaceutical development, manufacture and distribution have historically been highly volatile, and the market price of Watson common stock has been and may continue to be volatile. For example, the market price of Watson common stock fluctuated during the past twelve months between $32.38 per share and $63.00 per share and may continue to fluctuate. Generally market price fluctuations in a company's stock may be due to acquisition or other material public announcements, along with a variety of additional factors including, without limitation, (i) new product introductions, (ii) the purchasing practices of a company's customers, (iii) changes in the degree of competition for a company's products, (iv) the announcement of technological innovations or new commercial products by a company or its competitors, (v) governmental regulation, (vi) regulatory approvals or regulatory issues, (vii) developments relating to patents or proprietary rights, (viii) publicity regarding actual or potential clinical results with respect to products under development by a company or others and (ix) political developments or proposed legislation in the pharmaceutical or healthcare industry. Any of these factors, among others, could have a significant impact on the market price of the Watson common stock.

        Watson has not paid any cash dividends since inception, although certain of its wholly-owned subsidiaries may have paid dividends prior to a combination with Watson. Watson does not anticipate paying cash dividends in the foreseeable future. Certain financing contracts and arrangements between Watson and third parties restrict Watson's ability to pay dividends.

DIFFICULTY IN OBTAINING AND PROTECTING PATENTS AND PROPRIETARY RIGHTS

        Watson's success with its proprietary products will depend in part on its ability to obtain patent protection for its products. Watson has a number of U.S. and foreign patents issued and pending. However, we cannot assure you that Watson's patent applications will be approved, or if approved will be upheld in a court of law. We also cannot assure you that such patents will provide competitive advantages for their respective products or will not be challenged or circumvented by competitors.

        Watson also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with its partners, customers, employees and consultants. It is possible that these agreements will be breached or that they won't be enforceable in every instance, and that Watson will not have adequate remedies for any such breach. It is also possible that Watson's trade secrets will become known or independently developed by competitors.

        Watson may be required or may desire to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. We cannot assure you that Watson will be able to obtain these licenses on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid or enforceable. In addition, intellectual property law is subject to change by the courts and other governmental bodies. For example, a 1997 Supreme Court ruling could impact a party's ability to enforce its patents and to defend against potential patent infringement claims by third parties. Watson's ability to commercialize its products will depend on it not infringing the valid patent rights of others. Litigation concerning patents and proprietary technologies can be protracted and expensive and brand companies are increasingly suing competitors as a way of delaying the introduction of competitors' products. Any such litigation may be costly and time consuming, and could result in a substantial delay in a new product introduction, any of which could have a material adverse effect on Watson's business, financial condition or results of operations.

INCREASED COMPETITION RELATED TO CERTAIN SIGNIFICANT PRODUCTS

        During the nine months ended September 30, 1998, sales of Dilacor XR(R) and Diltiazem XR accounted for approximately 18% of Watson's total revenues. In the same period, sales in the hydrocodone bitartrate/acetaminophen product group accounted for approximately 15% of Watson's total revenues. During fiscal year 1997, sales in the hydrocodone bitartrate/acetaminophen product group accounted for approximately 23% of total revenues. Also in fiscal year 1997, sales of Dilacor XR(R) and Diltiazem XR accounted for approximately 22% of total revenues following the purchase by Watson of Dilacor XR(R) in June of 1997. In fiscal years 1996 and 1995, sales in the hydrocodone bitartrate/acetaminophen product group accounted for approximately 29% and 35% of total 1996 and 1995 revenues, respectively. Due to FDA approval of products that will compete with Watson's products, there has been and will continue to be increased price competition with respect to the hydrocodone group, Dilacor XR(R) and Diltiazem XR. Consequently Watson may experience a reduction in future sales of such products which, absent additional offsetting revenues, could have a material adverse effect on the financial condition and results of operations of Watson.

DEPENDENCE ON CERTAIN SUPPLIERS

        Some materials used in Watson's manufactured products, and some products sold by Watson, are currently available only from sole or limited suppliers. This includes products which have historically accounted for a significant portion of Watson's revenues. In addition, sources for materials for Watson's products must be approved by the FDA, the DEA and/or other governmental agencies or bodies. For some products sold by Watson, only one or very few suppliers have been approved for certain materials or products used in Watson's products. Any interruption or delay in supply of materials or products from sole or limited source suppliers, or delays in the applicable governmental approval of new suppliers, or delay in approving Watson as the manufacturer of such products, could have a material adverse effect on Watson's business.

WATSON'S ABILITY TO ADDRESS THE YEAR 2000 ISSUE

        Watson has assessed and continues to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue concerns the inability of information systems and computer software programs to properly recognize and process date sensitive information relating to the Year 2000 and beyond. Watson has several information system improvement initiatives underway which management believes will adequately address the Year 2000 Issue. However, if third party payors, suppliers, distributors, transporters or joint venture partners do not adequately address their Year 2000 Issues or if Watson fails to successfully complete its Year 2000 initiative, it could be adversely affected in the future. For more information on Watson's Year 2000 preparedness, see Watson's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998.

DILUTION

        In April, 1998, Watson filed a registration statement with the SEC which allows Watson to raise up to $300 million from offerings of senior or subordinated debt securities, common stock, preferred stock or a combination thereof, at such times and in such amounts as Watson deems appropriate. To date, Watson has issued $150 million in senior unsecured notes pursuant to such registration statement. In addition, (i) Watson may engage in future transactions, including the acquisition of technologies, products, product rights and businesses, which could involve the issuance of its securities and
(ii) Watson has commitments pursuant to existing option plans and free-standing options and warrants which are likely to result in the issuance of additional shares of Watson common stock. You should be aware that the issuance of any securities for these or other reasons could result in dilution of your equity interest in Watson. In addition, the Watson Board of Directors has the authority to issue, without vote or action of shareholders, shares of preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions thereof. You should be aware that any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Watson common stock. The Watson Board of Directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future.

UNCERTAINTY OF JOINT VENTURE INCOME

        A portion of Watson's net income is derived from joint ventures. In addition, a substantial portion of Watson's efforts in developing controlled-release technology prior to the TheraTech merger was primarily conducted through joint ventures. These arrangements involve various partners. Watson does not control the joint ventures or the commercial exploitation of the licensed products, and we cannot assure you that such joint ventures will be, or, if profitable, will continue to be profitable. Although restrictions contained in certain of Watson's joint venture arrangements have not in the past had a material adverse impact on Watson's marketing of its products, any such marketing restriction could affect future revenues and have a material adverse effect on its operations. Further, in connection with its proprietary drug delivery systems, TheraTech has depended upon certain partners to fund all or a portion of the costs of, or to undertake, product development, testing, regulatory approval and marketing. We cannot assure you that Watson or TheraTech could replace such collaborative arrangements or successfully develop, test and market such products on their own. Watson's earnings may be negatively impacted if existing collaborative partners withdraw or if these products are not timely developed, approved or successfully commercialized. Additionally, it is uncertain how the combination of Watson and TheraTech will affect TheraTech's ability to continue its collaborative efforts and partnerships with certain third parties, including large pharmaceutical companies.

PRODUCT LIABILITY INSURANCE IS EXPENSIVE AND DIFFICULT TO OBTAIN

        The design, development and manufacture of Watson's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive and difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although Watson currently maintains product liability insurance for its products in the amounts Watson believes to be commercially reasonable, we cannot assure you that the coverage limits of Watson's insurance policies will be adequate. A claim brought against Watson, whether fully covered by insurance or not, could have a material adverse effect upon Watson.

                                 USE OF PROCEEDS

        The net proceeds received by the Company upon any exercise of the options described below under "DESCRIPTION OF OPTIONS" will be added to the Company's capital and will be used for general corporate purposes. During periods that the exercise prices of such options are higher than the market price of the Company's Common Stock, the Company does not expect that such options will be exercised.


                             DESCRIPTION OF OPTIONS

        In connection with the Merger, each of the TheraTech options has become an option to purchase a number of whole shares of Watson Common Stock equal to the number of shares of TheraTech common stock into which such options were exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio of 0.2663, at an option exercise price determined by dividing the exercise price of such option immediately prior to the Effective Date by the Exchange Ratio of 0.2663 (being rounded to the nearest full cent with $0.005 rounded upward).


                               GENERAL DESCRIPTION

        Under the Directors' Plan, directors of TheraTech who were not officers or employees of TheraTech ("Non-Employee Directors") were eligible to receive option grants. The Directors' Plan provided for (i) an initial grant of an option to acquire 7,500 shares of TheraTech common stock (which equates to approximately 1,997 shares of Watson Common Stock after applying the Exchange Ratio of 0.2663) providing that one-third of the shares subject to each initial grant option becoming exercisable on the first, second and third anniversary of its grant date, respectively, and (ii) each Non-Employee Director received a grant of an option to purchase 4,000 shares of TheraTech common stock during each year thereafter that a Non-Employee Director continued to serve as director (which equates to approximately 1,065 shares of Watson Common Stock after applying the Exchange Ratio of 0.2663). A total of 161,500 shares of TheraTech common stock was authorized for issuance under the Directors' Plan, which equates to approximately 43,007 shares of Watson Common Stock, after applying the Exchange Ratio of 0.2663.

        The exercise price per share of all stock options granted under the Directors' Plan was equal to the per share fair market value of TheraTech common stock on the date of grant. Payment of the purchase price upon exercise of any option granted under the Directors' Plan may be made in cash, by Watson Common Stock held by the optionee or by promissory note.


                                  LEGAL MATTERS

        The validity of the issuance of the Company's Common Stock being offered hereby will be passed upon for the Company by D'Ancona & Pflaum LLC, Chicago, Illinois. As of the date of this registration statement, Michel J. Feldman, a member of D'Ancona & Pflaum LLC and a director of the Company, beneficially owns 36,000 shares of the Company's Common Stock, 1,000 of which he disclaims beneficial ownership. In addition, other members of D'Ancona & Pflaum LLC own additional shares of the Company's Common Stock, which ownership is not material in the aggregate.

                                     EXPERTS

        The consolidated financial statements of Watson Pharmaceuticals, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1997, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Oclassen Pharmaceuticals, Inc. for the years ended December 31, 1996 and 1995 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The only expenses incurred in connection with this transaction are the following, all of which are estimated.

        Accounting fees and expenses........................................    $ 5,000
        Legal fees and expenses.............................................    $ 5,000

        Total...............................................................    $10,000
                                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 78.751 of the Nevada Revised Statutes authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The Registrant has provided for indemnification to the fullest extent permitted by the provisions of the Nevada statute in its Articles of Incorporation and Bylaws.

        The Registrant maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, provides coverage up to $30,000,000 in the aggregate (subject to a $250,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses the Registrant for amounts which lawfully indemnifies the Registrant or as required or permitted by law to indemnify its directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

        2.1     Agreement and Plan of Merger, among Watson Pharmaceuticals,
                Inc., TheraTech, Inc. and The Jazz Merger Corp. dated as of
                October 23, 1998, incorporated by reference to Appendix A of the Proxy Statement/Prospectus included in the Registration
                Statement on S-4, Reg. No. 333-68007, and hereby incorporated by reference.

        3.1 Articles of Incorporation of Watson and all amendments thereto, filed as Exhibit 3.1 to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson's Quarterly Report on Form 10-Q for the quarter ended
                June 30, 1996 and hereby incorporated by reference.

        3.2     Bylaws of Watson, as amended as of December 11, 1998, filed as
                Exhibit 3.2 to Watson's Registration Statement on Form S-8 filed on January 21, 1999 and hereby incorporated by reference.

        4.1     TheraTech, Inc. 1992 Amended and Restated Directors' Stock
                Option Plan, incorporated by reference to TheraTech's Proxy
                Statement filed in connection with its 1994 Annual Meeting of Stockholders, and hereby incorporated by reference.

        5.1 Opinion of D'Ancona & Pflaum LLC as to the legality of the common stock being offered.

        5.2 Opinion of Kummer, Kaempfer, Bonner & Renshaw as to the legality of the common stock being offered.

        23.1    Consent of D'Ancona & Pflaum LLC (included in exhibits 5.1).

        23.2 Consent of Kummer, Kaempfer, Bonner & Renshaw (included in exhibit 5.2).

        23.3    Consent of PricewaterhouseCoopers LLP.

        23.4    Consent of Deloitte & Touche LLP.

        23.5    Consent of Arthur Andersen LLP.

        24.1 Power of Attorney, included on the signature page of this Registration Statement.

(b) Financial Statement Schedules

        None.

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on the 21st day of January, 1999.

                                     WATSON PHARMACEUTICALS, INC.
                                     (Registrant)

                                     By:           /s/ ALLEN CHAO
                                         -------------------------------------
                                                  Allen Chao, Ph.D.
                                         Chairman, Chief Executive Officer and
                                         President (Principal Executive Officer)

        Each person whose signature appears below appoints Allen Chao, Ph.D., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his stead, in any capacities to sign any and all amendments, including post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURES                                 TITLES                      DATE
               ----------                                 ------                      ----
       /s/  ALLEN CHAO                       Chairman, Chief Executive          January 21, 1999
 -----------------------------------         Officer and President
           Allen Chao, Ph.D.                 (Principal Executive Officer)


       /s/ MICHAEL BOXER                     Chief Financial Officer            January 21, 1999
 -----------------------------------         (Principal Financial Officer)
           Michael Boxer

       /s/ CHATO ABAD                        Vice President - Finance           January 21, 1999
 -----------------------------------         (Principal Accounting Officer)
           Chato Abad

       /s/ MICHEL J. FELDMAN                 Director                           January 20, 1999
 -----------------------------------
           Michel J. Feldman

       /s/ MICHAEL FEDIDA                    Director                           January 20, 1999
 -----------------------------------
           Michael Fedida

                                             Director                           January __, 1999
 -----------------------------------
           Alec D. Keith, Ph.D.

                                             Director                           January __, 1999
 -----------------------------------
           Albert F. Hummel

       /s/ RONALD R. TAYLOR                  Director                           January 20, 1999
 -----------------------------------
           Ronald R. Taylor

                                             Director                           January __, 1999
 -----------------------------------
           Andrew L. Turner

                                  EXHIBIT INDEX

        2.1     Agreement and Plan of Merger, among Watson Pharmaceuticals,
                Inc., TheraTech, Inc. and The Jazz Merger Corp. dated as of
                October 23, 1998, incorporated by reference to Appendix A of the Proxy Statement/Prospectus included in the Registration
                Statement on S-4, Reg. No. 333-68007, and hereby incorporated by reference.

        3.1 Articles of Incorporation of Watson and all amendments thereto, filed as Exhibit 3.1 to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson's Quarterly Report on Form 10-Q for the quarter ended
                June 30, 1996 and hereby incorporated by reference.

        3.2     Bylaws of Watson, as amended as of December 11, 1998, filed as
                Exhibit 3.2 to Watson's Registration Statement on Form S-8 filed on January 21, 1999 and hereby incorporated by reference.

        4.1     TheraTech, Inc. 1992 Amended and Restated Directors' Stock
                Option Plan, incorporated by reference to TheraTech's Proxy
                Statement filed in connection with its 1994 Annual Meeting of Stockholders and hereby incorporated by reference.

        5.1 Opinion of D'Ancona & Pflaum LLC as to the legality of the common stock being offered.

        5.2 Opinion of Kummer, Kaempfer, Bonner & Renshaw as to the legality of the common stock being offered.

        23.1    Consent of D'Ancona & Pflaum LLC (included in exhibit 5.1).

        23.2 Consent of Kummer, Kaempfer, Bonner & Renshaw (included in exhibit 5.2).

        23.3    Consent of PricewaterhouseCoopers LLP.

        23.4    Consent of Deloitte & Touche LLP.

        23.5    Consent of Arthur Andersen LLP.

        24.1 Powers of Attorney, included on the signature page of this Registration Statement.